Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter and Twelve Months Ended March 31, 2021

MARION, N.Y. June 11, 2021 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and twelve months ended March 31, 2021.

Highlights (vs. year-ago, year-to-date results):

■

Net sales for 2021 totaled $1,467.6 million compared to $1,335.8 million for the prior year, an increase of $131.8 million. The overall increase in sales was attributable to increased sales volume of $74.2 million and higher selling prices/ favorable sales mix of $57.6 million, both predominantly due to canned vegetables.

■

Gross margin as a percentage of net sales increased from 10.6% in 2020 to 15.8% in 2021 due to the favorable impact of higher selling prices and an improved selling mix outweighing the negative impact of a smaller than planned pack and incremental expenditures incurred for precautionary and safety measures taken for COVID-19.

“Fiscal 2021 was a year of contrasts. While increased pandemic demand for our products led to record financial performance it was overshadowed by the suffering and loss from the virus by many of our employees, their families and our communities.” said Paul Palmby, Chief Executive Officer of Seneca Foods.

Mr. Palmby continued to state that “our results speak for themselves but it was the dedication and hard work of our plant employees who truly made the difference through these difficult times”.

Highlights (vs. year-ago, fourth quarter results):

■

Net sales for the quarter were $304.8 million and $307.9 million for the prior year quarter. The overall decrease in sales of $3.1 million was attributable to decreased sales volume of $15.9 million offset by higher selling prices/favorable sales mix of $12.8 million.

■	Gross margin percentage increased from 15.1% for the quarter in 2020 to 18.7% for the quarter in 2021.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,600 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Income Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring to enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported Operating Income excluding LIFO and plant restructuring.

	Quarter Ended		Twelve Months Ended
	In millions		In millions
	3/31/2021	3/31/2020	3/31/2021	3/31/2020
	FY 2021	FY 2020	FY 2021	FY 2020

Operating income, as reported:	$32.5	$27.1	$181.1	$70.5

LIFO credit	(11.3)	(9.6)	(15.6)	(17.1)

Plant restructuring charge	-	0.3	0.2	7.0

Operating income, excluding LIFO and plant restructuring impact	$21.2	$17.8	$165.7	$60.4

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Twelve Months Ended
EBITDA and FIFO EBITDA:	March 31, 2021	March 31, 2020
	(In thousands)

Earnings from continuing operations	$126,100	$51,188
Income tax expense	33,916	14,427
Interest expense, net of interest income	6,125	11,834
Depreciation and amortization	32,375	30,933
Interest amortization	(330)	(279)
LIFO EBITDA	198,186	108,103
LIFO credit	(15,595)	(17,075)
FIFO EBITDA	$182,591	$91,028

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	potential impact of COVID-19 related issues at our facilities;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended March 31, 2021 and March 31, 2020
(In thousands of dollars, except share data)

	Fourth Quarter		Year-to-Date
	Fiscal 2021	Fiscal 2020	Fiscal 2021	Fiscal 2020

Net sales	$304,793	$307,871	$1,467,644	$1,335,769

Plant restructuring expense (note 2)	$13	$301	$182	$7,046

Other operating (loss) income, net (note 3)	$(4,702)	$4,035	$29,014	$12,653

Operating income (note 1)	$32,522	$27,081	$181,067	$70,524
Loss from equity investment (note 4)	10,701	93	11,453	93
Other loss (income)	1,016	(1,755)	3,473	(7,018)
Interest expense, net	1,539	2,651	6,125	11,834
Earnings from continuing operations before income taxes	$19,266	$26,092	$160,016	$65,615

Income tax expense from continuing operations	4,437	5,070	33,916	14,427

Earnings from continuing operations	14,829	21,022	126,100	51,188
Earnings from discontinued operations (net of tax)	-	192	-	1,147
Net earnings	$14,829	$21,214	$126,100	$52,335

Basic earnings per share:
Continuing operations	$1.63	$2.29	$13.82	$5.50
Discontinued operations	$-	$0.02	$-	$0.12
Net basic earnings per common share	$1.63	$2.31	$13.82	$5.62

Diluted earnings per share:
Continuing operations	$1.62	$2.27	$13.72	$5.46
Discontinued operations	$-	$0.02	$-	$0.12
Net diluted earnings per common share	$1.62	$2.29	$13.72	$5.58

Note 1:	The effect of the LIFO inventory valuation method on fourth quarter pre-tax results increased operating earnings by $11,327,000 for the three month period ended March 31, 2021 and increased operating earnings by $9,618,000 for the three month period ended March 31, 2020.
The effect of the LIFO inventory valuation method on fourth quarter pre-tax results increased operating earnings by $15,595,000 for the twelve month period ended March 31, 2021 and increased operating earnings by $17,075,000 for the twelve month period ended March 31, 2020.
Note 2:	The twelve month period ended March 31, 2021 included a restructuring charge of $182,000 primarily related to closed plants in the Northwest, of which $227,000 was related to severance and $44,000 was related to lease impairments partially offset by a $89,000 credit of a former grower payment. The twelve month period ended March 31, 2020 included a restructuring charge of $7,046,000 primarily for lease impairments including accelerated amortization of $5,267,000 and equipment moves for plants in the Midwest and Northwest.
Note 3:

During the twelve months ended March 31, 2021, the Company recorded a gain of $34,793,000 from the sale of it's prepared food business, a loss of $800,000 on the disposal of equipment from a sold Northwest plant, a loss of $390,000 from the sale of unused fixed assets, a loss of $3,211,000 on the disposition of equipment that was previously held for sale, and a charge of $175,000 for severance. The Company also recorded a charge of $1,174,000 for a supplemental early retirement plan. Other operating income for the twelve months ended March 31, 2020 includes a gain on the partial sale of a plant in the Midwest and Northwest of $11,409,000 and a gain on the sale of unused fixed assets of $1,244,000.

Note 4:	During the fourth quarter of 2021 the Company recorded an other-than-temporary impairment charge of $9,666,000 to its equity method investment.
Note 5:	The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

########